EXHIBIT 99.1

Isilon Systems, Inc. Announces Restatement of Certain Prior Period Financial Statements

Seattle, Washington – February 29, 2008 – Isilon Systems, Inc. (NASDAQ: ISLN) today announced that, on February 29, 2008, the Company’s Board of Directors, based upon the recommendation of the Audit Committee, determined that the Company should restate its financial statements for fiscal year ended December 31, 2006, and for the first and second quarters of fiscal 2007, ended April 1, 2007 and July 1, 2007 respectively. Accordingly, the Company’s previously released financial statements for these periods and all related earnings press releases and communications relating to these periods should no longer be relied upon. The Company has discussed this conclusion with its independent registered public accounting firm.

The Audit Committee, assisted by independent forensic accounting and legal advisors, has been conducting an independent review of certain sales to resellers and other customers to determine whether commitments were made that have an impact on the timing and treatment of revenue recognition and whether the Company’s internal controls relating to revenue recognition are sufficient. The Audit Committee has identified errors in the Company’s previous recognition of revenue. In addition, the Audit Committee recommended the consideration and adoption of certain remedial measures, enhanced training, and modification of revenue recognition policies and procedures. The Company is reassessing its conclusions regarding the effectiveness of its disclosure controls and procedures.

The Audit Committee concluded that none of the Company’s current senior executives engaged in improper practices or are otherwise responsible for the errors in revenue recognition.

The Company estimates that $7.0 million of the approximately $67.4 million of previously reported revenue from the fourth quarter of 2006 through the second quarter of 2007 is expected to be adjusted. Approximately $3.0 million of the adjusted revenue will be recorded in periods subsequent to the second quarter of 2007. Approximately $2.1 million of the adjustment is not expected to be recorded as revenue, and approximately $1.9 million of the adjustment will be reversed and recorded as revenue only to the extent that products are sold through to end-user customers and collection is reasonably assured and all other criteria for the recognition of revenue are met.

For the fourth quarter of 2006, the Company estimates that restated revenues will be $19.6 million compared to previously reported revenues of $20.7 million and that net loss per share will increase to $0.75 from $0.72. For fiscal 2006, restated revenues are expected to be $61.2 million compared to previously reported revenues of $62.3 million. Net loss per share for fiscal 2006 is expected to be $3.09 per share compared to the previously reported $3.02 per share. For the first quarter of 2007, the Company estimates that restated revenues will be $17.8 million, compared to previously reported revenues of $21.6 million, and that net loss will increase to $0.11 per share compared to the previously reported $0.06 per share. For the second quarter of 2007, the Company estimates that restated revenues will be $22.9 million, compared to previously reported revenues of $25.1 million and that net loss will increase to $0.08 per share compared to the previously reported $0.06 per share.

The Company has identified the following principal errors:

•	For sales to resellers, the Company’s accounting policy is to recognize revenue upon shipment provided that certain criteria are met, including persuasive evidence of an identified end-user customer and evidence of a reseller’s ability to pay. In certain instances, however, revenue was recognized when persuasive evidence of an end-user did not exist, when oral arrangements may have existed that would have precluded revenue recognition or when resellers did not have the ability or intent to pay independent of payment by the end-user customer. Revenue from these transactions is being adjusted and will be recognized upon sell-through of the product to end-users and when collection is reasonably assured.

•	The Company recognized revenue in a transaction with a customer that included a commitment from the Company to acquire software from the customer. Based upon facts discovered during the investigation, the Company has now concluded that revenue recognition was inconsistent with the accounting rules applicable to reciprocal sales transactions.

•	The Company recognized revenue on a sale directly to an end-user customer for which the terms and conditions were not fixed or determinable. This revenue will be recognized in a subsequent period when the terms become fixed or determinable and all other criteria for the recognition of revenue are met.

These estimates of the impact of the restatement on revenue and net loss and the findings are preliminary and subject to change as a result of the ongoing review of the Audit Committee and based on the audit and review of the Company’s independent registered public accounting firm. The Company is working diligently to complete the restatement and to file its delinquent financial statements as soon as practicable.

Safe Harbor for Forward Looking Statements
This press release contains forward-looking statements regarding future events, including statements regarding the ongoing review of the Company’s Audit Committee, the Company’s intent to restate its prior financial statements and the estimated amounts to be restated. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from any future performance suggested in such statements. There can be no assurances that forward-looking statements will be achieved. Important factors that could cause actual results to differ materially from those indicated in forward-looking statements include the following: the results and timing of the review being conducted by the Company’s Audit Committee; the audit and review by the Company’s independent registered public accounting firm of the results and findings of the Company’s review, including their audit and review of the Company’s estimates of the amounts to be restated; the impact, if any, of such results or findings on the historical financial statements of the Company; the Company’s inability to timely file reports with the Securities and Exchange Commission and any resulting impact on its ability to meet NASDAQ continued listing requirements; and risks of litigation and governmental or other regulatory inquiry or proceedings arising out of or related to any of the matters described in this press release, including litigation already initiated against the Company. Therefore, any forward-looking statements should be considered in light of various important factors, including the risks and uncertainties listed above, as well as others. The Company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made. Please also refer to the Company’s most recent quarterly report on Form 10-Q, annual report on Form 10-K and other filings with the SEC for other important risk factors that could cause actual results to differ materially from those contained in any forward-looking statements.

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Contacts:

Press:

Jay Wampold, Senior Director of Marketing and Communications, Isilon Systems,
+1-206-315-7620, jay.wampold@isilon.com

Investors:

Rosemary Moothart, Director of Investor Relations, Isilon Systems,
+1-206-315-7509, rosemary.moothart@isilon.com